Exhibit (a)(1)(K)

Pardes Biosciences Announces Closing of Tender Offer

CARLSBAD, Calif., August 31, 2023 (GLOBE NEWSWIRE) – Pardes Biosciences, Inc. (Nasdaq: PRDS) (Pardes or the Company) today announced that MediPacific, Inc. (MediPacific), an affiliate of Foresite Capital, through its wholly owned subsidiary MediPacific Sub, Inc. (Merger Sub), has successfully completed the previously announced tender offer to acquire all of Pardes’ outstanding shares of common stock for a per share price of (i) $2.13 in cash (the Cash Amount), plus (ii) a non-tradeable contingent value right (each, a CVR and each CVR together with the Cash Amount, the Offer Price) associated with any future monetization of its COVID-19 antiviral portfolio and related intellectual property.

The tender offer and related withdrawal rights expired at one minute after 11:59 p.m. Eastern Time on August 30, 2023 (the Expiration Date). As of the Expiration Date, a total of 37,836,066 shares of Pardes common stock were validly tendered, and not validly withdrawn, representing approximately 60.9% of the outstanding shares of Pardes common stock as of the Expiration Date. As of the Expiration Date, the number of shares validly tendered in accordance with the terms of the tender offer and not validly withdrawn satisfied the minimum tender condition, and all other conditions to the offer were satisfied or waived. Immediately after the Expiration Date, Merger Sub irrevocably accepted for payment all shares validly tendered and not validly withdrawn, and expects to promptly pay for such shares.

Following the closing of the tender offer, Merger Sub merged with and into Pardes and all shares of Pardes common stock that had not been validly tendered were converted into the right to receive the Offer Price (the Merger). As a result of the Merger, Pardes became a wholly owned subsidiary of MediPacific. Prior to the opening of trading on The Nasdaq Stock Market LLC (Nasdaq) on August 31, 2023, all shares of Pardes common stock ceased trading on Nasdaq, and Pardes intends promptly to cause such shares to be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended.

Advisors

Leerink Partners acted as exclusive financial advisor and Fenwick & West LLP acted as legal counsel to Pardes. Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal counsel to MediPacific.

About Pardes Biosciences, Inc.

Pardes Biosciences is a company that has focused on discovering, developing and commercializing novel oral antiviral therapeutics to improve the lives of patients suffering from life-threatening disease, starting with COVID-19. For more information, please visit www.pardesbio.com.

Cautionary Notice Regarding Forward-Looking Statements

This communication contains “forward-looking statements” relating to the acquisition of Pardes by MediPacific. Such forward-looking statements include, but are not limited to, the potential effects of the acquisition on both the Company and MediPacific and the possibility that the conditions to payments under the CVRs will be met. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should,” “predict,” “goal,” “strategy,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. The Company has based these forward-looking statements on current expectations and projections about future events, but there can be no guarantee that such expectations and projections will prove accurate in the future.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions and the timing and results of any developments. Additional factors that may affect the future results of the Company are set forth in the Company’s filings with the U.S. Securities and Exchange Commission (the SEC), including the Company’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. The risks described in this communication and in the Company’s filings with the SEC should be carefully reviewed. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements after the date hereof to conform these statements to actual results or revised expectations.

For further information, please contact:

Pardes Biosciences, Inc.

ir@pardesbio.com